    As filed with the Securities and Exchange Commission on March 12, 1998

                                                   REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              ____________________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                          ----------------------------

                       LANDRY'S SEAFOOD RESTAURANTS, INC.
             (Exact name of Registrant as specified in its charter)
                              ____________________

         DELAWARE           1400 POST OAK BOULEVARD            76-0405386
(State of Incorporation)           SUITE 1010               (I.R.S. Employer
                             HOUSTON, TEXAS  77056       Identification Number)
                                  713/850-1010
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               TILMAN J. FERTITTA
                             CHAIRMAN OF THE BOARD,
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       LANDRY'S SEAFOOD RESTAURANTS, INC.
                      1400 POST OAK BOULEVARD, SUITE 1010
                              HOUSTON, TEXAS 77056
                                  713/850-1010
(Name, address including zip code, and telephone number, including area code, of agent for service)
                              ____________________

                        Copies of all communications to:

     Arthur S. Berner, Esq.            Steven L. Scheinthal, Esq.      Thomas P. Mason, Esq.
 Winstead Sechrest & Minick P.C.            General Counsel            Andrews & Kurth L.L.P.
     910 Travis, Suite 2400        Landry's Seafood Restaurants, Inc.     4200 Chase Tower
      Houston, Texas 77002              1400 Post Oak Boulevard,        Houston, Texas 77002
          713/650-2729                         Suite 1010                  713/220-4200
                                          Houston, Texas 77056
                                              713/850-1010

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-46653

     If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

========================================================================================================================
                                                      PROPOSED MAXIMUM    PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF          AMOUNT TO BE       OFFERING PRICE        AGGREGATE         AMOUNT OF REGISTRATION
  SECURITIES TO BE REGISTERED      REGISTERED (1)       PER SHARE (2)    OFFERING PRICE (2)            FEE(2)
========================================================================================================================
Common Stock, $.01 par value.      851,000 shares         $28.50           $24,253,500                 $7,154.79
=======================================================================================================================

(1) Amount represents an increase in the offering size from 4,407,950 shares to 5,258,950, of which 4,407,950 shares were previously registered.

(2) Estimated, pursuant to Rule 457.

================================================================================

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF HOUSTON, STATE OF TEXAS, ON THE 12TH DAY OF MARCH, 1998.

                                    Landry's Seafood Restaurants, Inc.


                                 By:        Tilman J. Fertitta
                                    -----------------------------------
                                            Tilman J. Fertitta,
                                     Chairman of the Board/President
                                       and Chief Executive Officer

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

        SIGNATURE                               TITLE                            DATE
       ----------                              -------                           ----
Tilman J. Fertitta         Chairman, President and Chief Executive Offi-    March 12, 1998
-------------------------  cer and Director (Principal Executive Officer)
Tilman J. Fertitta

*  Paul S. West            Vice President, Principal Financial Officer,     March 12, 1998
-------------------------  Principal Accounting Officer and Director
   Paul S. West

*  E. A. Jaksa, Jr.        Executive Vice President, Chief Operating        March 12, 1998
-------------------------  Officer and Director
   E.A. Jaksa, Jr.

*  Steven L. Scheinthal    Vice President, Administration, Secretary,       March 12, 1998
-------------------------  General Counsel and Director
   Steven L. Scheinthal

*  James E. Masucci        Director                                         March 12, 1998
-------------------------
   James E. Masucci

*  Joe Max Taylor          Director                                         March 12, 1998
-------------------------
   Joe Max Taylor

/S/  Tilman J. Fertitta
-------------------------
     Tilman J. Fertitta
     *Attorney-in-Fact

EXHIBIT
NUMBER                                    EXHIBIT
-------                                  ---------
    1.1*      --Form of Underwriting Agreement
    1.2       --Certificate of Registrant as to payment of additional registration fee
    5.1       --Opinion of Winstead Sechrest & Minick P.C.
   23.1       --Consent of Winstead Sechrest & Minick P.C. (included in Exhibit 5.1)
   23.2       --Consent of Arthur Andersen LLP
   23.3+      --Consent of Grant Thornton LLP
   24.1*      --Power of Attorney

----------------
* Incorporated by reference to the Registrant's Registration Statement on Form S-3 (Registration No. 333-46653).

+    Filed herewith